Exhibit 10.23

Equity Cooperation Agreement

Party A: Wimi Hologram Cloud Limited

Address: Room 1403, 14/F, Capital Centre, 151 Gloucester Road, Wanchai

Legal Representative and Contact Information: Meng Fanhua 13823771145

Party B: Wang Yuanyuan

ID Number: 340321198212291798

Address and Contact Information: No. 54, Wangzui Group, Daying Village, Weizhuang Town, Huaiyuan County, Bengbu City, Anhui Province;

Tel.: 18825869466

In accordance with the Companies Ordinance, Inland Revenue Ordiance and relevant laws in Hong Kong, Party A and Party B conclude the following Agreement on the joint establishment of                        Co., Ltd. (hereinafter referred to as the “Company”) in Hong Kong on the basis of friendly negotiation.

I. Name, Domicile, Legal Representative, Registered Capital, Business Scope and Nature of the Company to be Established

1. Company name:                  Co., Ltd.

2. Domicile: _____

3. Legal representative: _____

4. Registered capital: HKD 1,000,000

5. Business scope: ______, which shall be subject to the specific projects approved by the administration of industry and commerce ..

6. Nature: the Company is a limited liability company established in accordance with the Companies Ordinance and relevant laws and regulations. Party A and Party B shall bear the liability to the company within the limit of their respective subscribed capital contribution at the time of registration.

II. Shareholders and Their Capital Contribution

The Company is jointly invested and established by Party A and Party B, and the capital consists of the start-up capital and the registered capital:

1. Start-up capital: about RMB 100 million (or equivalent in HKD ), which shall be determined in accordance with the business situation.

(1) Party A shall contribute capital to the Company in the form of shareholder loan, and the annual interest rate of 3.5% shall be borne by the Company.

(2) After signing of this agreement by Party A and Party B, incorporation of Company, and effectiveness of a business cooperation agreement, which is signed by the Company, the customer and the factory, Party A shall contribute capital to the Company in the form of loan within one week to carry out relevant business.

(3) The start-up capital is mainly used for the business development of the Company. From the effective date of the formal signing of a business cooperation agreement, Party A shall bear the fixed expenses of RMB 200,000 of the monthly remuneration for the Company’s salesperson as well as the office space expenses in Hong Kong and Mainland China.

2. Registered capital: HKD 1,000,000

(1) Party A shall subscribe capital contribution of HKD 510,000 , accounting for 51% of the registered capital;

(2) Party B shall subscribe capital contribution of HKD 490,000 , accounting for 49% of the registered capital;

3. After the Company is established, in order to synchronously develop Mainland China business, a wholly-owned subsidiary of the Company shall be incorporated in Mainland China with the subscribed registered capital of RMB 1,000,000.

4. Either Party, who violates the above provisions, shall bear the appropriate liability for breach of contract under Paragraph 1 in Article VIII of this Agreement.

III. Company Management and Functional Division

1. The Company does not have the Board of Directors, but has an Executive Director and a Supervisor with three-year term of office, which may be extended after three years.

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2. The Executive Director, who is also the General Manager, shall be jointly nominated from the management by Party A and Party B. The Executive Director/General Manager is responsible for the Company’s daily operation and management, and his specific duties and responsibilities include:

(1) Dealing with the incorporation procedures of the Company;

(2) Recruiting employees in accordance with the Company’s operation needs (financial and accounting staff shall be jointly appointed by Party A and Party B);

(3) Examining and approving daily affairs (important affairs related to the development of the Company shall be dealt with according to Paragraph 5 in Article III of this Agreement; Party A’s financial approval authority shall not exceed the amount of RMB 50,000. In the event where the amount exceeds RMB 50,000, it shall be jointly approved by Party A and Party B with their respective signatures);

(4) Other duties and responsibilities required by the company’s daily operation.

3. As the controlling shareholder, Party A shall have following rights and responsibilities:

(1) Party A shall provide financial support to the Company on time and in full according to the relevant Business Cooperation Agreement signed by the Company and clients;

(2) Party A shall provide support for the risk control and fund management for the business conducted by the Company;

(3) Party A is entitled to supervise Party B regarding performing its duties to the Company;

(4) Other duties and responsibilities are stipulated by the Company’s Articles of Association.

3. Party B shall be responsible for the overall business operation and management of the Company, specifically:

(1) Party B shall be responsible for all the business operation of the Company, signing agreements with partners, tracking business account receivables and developing new businesses;

(2) Party B is entitled to inspect the company’s financial situation;

(3) Party B is entitled to supervise Party A regarding performing its duties to the Company

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(4) Other duties and responsibilities are stipulated by the Company’s Articles of Association.

4. The employees’ salary of the Company shall be stipulated by Party A in accordance with the terms of incorporations of the Company. After the business is carried out, the actual shareholder loans provided by Party A to the Company shall be the amount of the shareholder loans deducting the interest payable by the Company. In addition, Party A shall bear the fixed expenses of the Company: RMB 200,000, which shall be distributed by Party B’s business personnel.

5. Handling of major affairs.

The Company does not have the Board of Shareholders. The following major affairs shall be conducted after Party A and Party B reach an agreement:

(1) It is proposed that the Company provides guarantee for shareholders, other enterprises, or individuals;

(2) To decide the managing policy and investment plan of the Company;

In the event where Party A has different opinions with Party B on the decisions of the above major affairs, they shall deal with those affairs by negotiation without prejudice to the Company’s interests.

6. In addition to the above major affairs that need to be discussed, Party A and Party B agree to hold a weekly Shareholders’ Meeting to summarize the Company’s operation in the previous phase and to plan and deploy the Company’s next phase of operations.

IV. Capital and Financial Management

1. Before the establishment of the Company, the capital shall be raised by Party A. In accordance with this Agreement, the business start-up capital RMB 100 million (or equivalent in HKD) is the premise of this cooperation. After the Company is established, Party A shall lend money to the Company in the form of shareholder loan, and the annual interest of 3.5% shall be borne by the Company.

2. After the Company is established, the capital shall be collected and paid by the Company’s accounts, and the financial affairs shall be unifiedly addressed by the financial and accounting staff jointly appointed by Party A and Party B. The accounts of the Company shall be settled daily and monthly, and relevant statements shall be submitted to both Parties for signature and approval.

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3. After the establishment of the Company, within three to six months after the business is started, in accordance with the business operation and scale of Party B, Party A shall be responsible for raising RMB 500 million (or equivalent in HKD) or more, within one year after the business of the Company is conducted, for Company in the form of shareholder loan to facilitate the expansion of the Company’s business, and to maximize the business scale of the Company as well as the corresponding interests of shareholders.

V. Profit and Loss Distribution

1. Party A and Party B share and bear the profits or losses in proportion to their shareholding ratio. The losses caused by the failure of business due to the failure of the capitalization promised by Party A and the losses caused by the daily operating expenses of the Company shall be borne by Party A.

2. The company’s after-tax profits may be distributed as dividends to shareholders after deducting the lending interest if there are profits. The specific system of shareholder dividends is as follows:

(1) Time of dividends: the dividends shall be distributed quarterly, within 7 work days of the next quarter.

(2) Amount of dividends: after deducting 10% of the business operating expenses from the profits of the last quarter, 50% of the remaining quarterly dividends shall be distributed in the current quarter. After 50% of the remaining quarterly dividends are accumulated to the current fiscal year, Party A and Party B shall share dividends in proportion to their respective subscribed capital contribution.

(3) After the business is started, the Company shall pay 10% of the gross profit to Party B as expenses of business incentives, public relations, development and other related expenses if there are profits, which shall be extracted by Party B’s operating personnel in accordance with stipulated procedures.

3. The rewards for the completion of sales. With an assessment period of 3 complete business years, if cumulative sales of Company is no less than RMB 3 billion (or equivalent in HKD) in 3 years, Party A or its affiliates shall unconditionally pay 2% of its annual sales as an annual reward to Party B in cash and stock. . The cash portion shall be the 2% of the annual amount of the operating funds obtained by the Company (including the amount of the shareholder loans provided by Party A as well as other funds obtained by the Company), which shall be settled on December 30 of each year and paid to Party B before January 30 of the next year. The rest reward shall be paid in the form of tradable stocks of the listed company WIMI Hologram Cloud Inc. (stock ticker: WIMI) as incentives, and the price of stocks shall be calculated at 80% of average price of 20 trading days after the annual operation date of the Company. The interests of stock incentives shall be subsequently cashed to Party B’s operating team in accordance with the listing procedures after the listed company WIMI Hologram Cloud Inc. (stock ticker: WIMI) holds a Shareholders’ Meeting or Board Meeting to form and approve the stock incentive plan within 7 working days of the Company’s annual operating day. Party A is a wholly-owned subsidiary of WIMI Hologram Cloud Inc. (stock ticker: WIMI), which is a listed company on NASDAQ Global board. The stock incentives mentioned above refers to the outgoing tradable stocks of the listed company. As the stock incentives involve Party A’s parent company-WIMI hologram cloud Inc. (Stock Code: WIMI), WIMI hologram cloud Inc. (Stock Code: WIMI) shall sign another relevant agreement with Party B to protect the rights and interests of all parties.

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4. The reward of completing annual sales authorize Party B to preemptively purchase the stocks of Party A’s listed company, which shall be determined by the operation team independently.

VI. Equity Acquisition

1. After the establishment of the Company, in the event where Party A intends to purchase the equity of the Company held by Party B on the basis of Party B’s operation performance, Party A shall purchase the equity of the Company held by Party B at a reasonable equity premium through negotiation.

2. Party Bshall not pledge its equity or make a tender offer to any company other than Party A.

VII. Dissolution or Termination of the Agreement

1. In case of the following conditions, this Agreement shall be terminated immediately: (1) The Company is not established for objective reasons; (2) The Company’s business license has been revoked according to laws; (3) The Company is declared bankrupt according to laws; (4) Party A and Party B agree to terminate this Agreement.

2. After this Agreement is terminated: (1) Party A and Party B shall jointly conduct the liquidation, and, if necessary, they can hire a neutral party to participate in the liquidation; (2) If there is any residuals after the liquidation, Party A and Party B may request the return of their capital contribution and the distribution of the remaining property in proportion to their respective capital contribution after the Company repays all the debts; (3) If there is a loss after liquidation, both Parties shall bear it in proportion to their respective capital contribution. If any shareholder is jointly and severally liable for the debts of the Company, both Parties shall repay the debts in proportion to their respective capital contribution. In the event where the Company’s operating profits cannot cover the operating cost of the Company due to insufficient or late shareholder loans promised by Party A, thus causing the losses of the company, the corresponding liabilities shall be borne by Party A.

VIII. Liability for Breach of Contract

1. In the event where Party A violates this Agreement and does not provide the shareholder loans for the Company on time and in full after the Business Cooperation Agreement is signed by the Company and clients, which causes that the company fail to carry out the business as scheduled and the company faces legal risks and losses, Party A shall bear all legal liabilities.

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2. In case of the capital losses of the Company due to willful misconduct or gross negligence of either Party in the process of business, this Party shall bear all legal liabilities.

3. In addition to the above breaches, in the event where either Party violates this Agreement and prejudices the interests of the Company, it shall be liable for the compensation to the company and pay the liquidated damages equivalent to the amount of losses to the non-breaching Party.

4. Other liabilities for breach of contract agreed herein.

IX. Others

1. This agreement will come into force upon being signed and fingerprinted by Party A and Party B. For unaccomplished matters, both Parties shall separately sign a supplementary agreement, which will have the equal legal effect to this Agreement.

2. If Party A and Party B’s internal rights and obligations stipulated in this Agreement are inconsistent with the Company’s Articles of Association, this Agreement prevails.

3. Any dispute arising from this Agreement shall be resolved by both Parties through negotiation; if negotiation fails, either Party may submit the dispute to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration. The place of arbitration is Beijing, the arbitration award shall be final and binding upon both Parties, and the arbitration fees shall be borne by the losing Party.

4. This Agreement is in duplicate and each Party holds one copy, which has the equal legal effect.

Party A (signature or seal): Wimi Hologram Cloud Limited

Date of signing: May 22, 2020

Party B (signature or seal): Wang Yuanyuan

Date of signing: May 24, 2020

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